Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 23, 2017 (except for Note 14(c), as to which the date is September 18, 2017, and for Note 14(d), as to which the date is October    , 2017) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-220515) and the related Prospectus of OptiNose, Inc. dated October 3, 2017.

Ernst & Young LLP

Philadelphia, Pennsylvania

The foregoing consent is in the form that will be signed upon completion of the stock split described within Note 14(d) to the financial statements.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 3, 2017